Exhibit 10.1

THIRD AMENDMENT TO THE REGENCY CENTERS CORPORATION
2005 DEFERRED COMPENSATION PLAN

This Third Amendment (the “Third Amendment”) to the Regency Centers Corporation 2005 Deferred Compensation Plan (“Plan”) is adopted by Regency Centers Corporation, a Florida corporation (the “Company”) as of June 13, 2011. Certain capitalized terms used in this Third Amendment and not otherwise defined are defined in Plan.
Background
WHEREAS, under the terms of the Plan, a Participant can elect to cause the Participant's Account balance to be credited with gains and losses determined by assuming that the Account was invested in such investments and in such percentages specified by the Participant based upon such investment vehicles specified from time to time by the Committee;
WHEREAS, in the past, one of the investment vehicles offered by the Committee has been Company common stock;
WHEREAS, the terms of the Plan permit Participants to elect to defer compensation otherwise currently payable in the form of cash and Company common stock;
WHEREAS, the Company has decided that Participants that elect to defer compensation otherwise currently payable in the form of Company common stock should only be permitted to have the Account balance attributable to such deferrals be deemed invested in Company common stock and should not be permitted elect other investment vehicles or to diversify such deferred amounts into other investments vehicles offered under the Plan; and
WHEREAS, the Company has further decided that Company common stock should no longer be a permitted investment vehicle for any Participant except (a) those who have a subaccount balance deemed invested in Company common stock on June 20, 2011 (and only to the extent of such investment on June 20, 2011) and (b) those who elect to defer compensation otherwise currently payable in the form of Company common stock; and
NOW, THEREFORE, in accordance with the terms of the Plan permitting amendment (contained in Section 10 thereof), the Company amends the Plan as follows:

1.	Section 6.4 of the Plan is amended and restated as follows:

“6.4.    Investment Earnings.
(a)    Subject to Section 6.4(b), each month, the balance of each Participant's Account shall be credited with investment gains and losses determined by assuming that the Account was invested in such investments and in such percentages specified by the Participant based upon such investment vehicles and in accordance with such procedures as specified by the Committee; provided that after June 20, 2011 (“Effective Date”), no portion of a Participant's Account or any subaccount thereunder may be invested in Company common stock except to the extent it was invested in Company common stock on the Effective Date. After the Effective Date, no portion of a Participant's Account or any subaccount thereunder invested in Company common stock may be transferred into other investments in the Participant's Account and such Company common stock investment shall be administered and distributed in accordance with the terms and provisions applicable to the Share Program set forth in Section 6.4(b). Each investment choice is nominal in nature, and grants Participants no real or beneficial interest in any specific fund or property. Provision of a choice among hypothetical investment options grants the Participant no ability to affect the actual aggregate investments the Company may or may not make to cover its obligations under the Plan. Any adjustments the Company may make in its actual investments for the Plan may only be instigated by the Company, and may or may not bear a resemblance to the Participants' hypothetical investment choices on an account-by-account basis. The timing, allowance and frequency of hypothetical investment choices, and a Participant's ability to change how his or her Account is credited, is within the sole discretion of the Committee. Notwithstanding the above, the Committee has the discretion to reject a Participant's request of a particular investment and to select an alternative investment of its choosing. Each affected Participant shall be given notice of any such

Committee action.
(b)    Participants which elect to defer all or a portion of compensation payable in Company common stock shall have the deferred amounts deemed to be invested in shares of phantom Company Stock under the Share Program provided for in this Section 6.4(b). Any amounts deferred by a Participant to, or invested in, the Share Program shall be deemed to have been invested in shares of phantom Company common stock on the date that the deferred amounts would have been paid to the participant or otherwise allocated to Company common stock (based on the closing price for that day). Such credited amount shall be reflected in one or more subaccounts in the Participant's Account. This subaccount shall only be a bookkeeping entry and no actual shares shall be held in the subaccount. If dividends are declared on Company common stock, the Participant's Account shall be credited as of the dividend payment date with an amount equal to the cash dividends the Participant would have received were he or she a shareholder with respect to the phantom shares of Company common stock in the subaccount as of the related dividend record date. After the Effective Date, deferred amounts (including credits for phantom dividends on phantom shares in the Share Program) may not be transferred into or out of the Share Program from or to other investments in the Participant's Account. For avoidance of doubt, no Stock Option Gain Shares deferred under the Plan (including credits for phantom dividends on phantom Stock Option Gain Shares in the Share Program) may be diversified hereunder into any other investments. The Committee shall credit the subaccount of a Participant in the Share Program on a dividend payment date with additional shares of phantom stock in lieu of crediting the Participant's Account with phantom dividends, with the number of shares so credited (including fractional shares) computed by dividing the aggregate of such phantom dividends by the closing price of Company common stock on such dividend payment date. Amounts deferred under the Share Program may be distributed only in the form of shares of Company common stock. A Participant shall be entitled (upon distribution) to one share of Company common stock for each phantom share of Company common stock in the Participant's subaccount. Fractional shares shall be rounded up to one whole share at the time of full and final distribution of the Participant's subaccount or at any other time when a fractional share would otherwise be required to be paid or distributed to the Participant.
(c)    A Participant who is subject to Section 16 of the Exchange Act may make transfers of existing balances into or out of the Share Program, if permitted above prior to the Effective Date, if the transfer is effected pursuant to an election made at least 6 months after the date of the Participant's most recent opposite-way election making a transfer of existing Account balances out of or into the Share Program or existing account balances out of or into a Company stock fund under any other Company plan. A Participant who is subject to Section 16 of the Exchange Act and who has made an opposite-way election within the past 6 months, may make a transfer of existing balances into or out of the Share Program prior to the Effective Date if (i) the Participant agrees to pay to the Company the short-swing profit resulting from such transfer as calculated under the Securities Exchange Commission's Section 16 rules and (ii) such transaction is approved by the Committee.
(d)    In the event of any stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, or any distribution to stockholders, other than regular cash dividends, or any other event for which the Company believes an adjustment is appropriate, appropriate adjustments shall be made to that portion of the Participant's Account deemed invested in the Share Program to prevent dilution or unintended enlargement of benefits hereunder.
(e)    Deferred cash amounts arising from deferrals of base pay, bonus and incentive amounts shall be credited to a Participant's Account as soon as practicable after such amount would otherwise have been paid.”

2.	Section 11.5 of the Plan is amended and restated as follows:

“11.5.    Unfunded Plan.
(a)    The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Accounts. Any liability of the Company to any person with respect to any Account shall be based solely upon the contractual obligations that may be created as a result of the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Affiliate. Nothing contained in the Plan shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Affiliate or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Affiliate and/or any such Participant, any beneficiary thereof, or any other person.
(b)    The Company may elect to establish, and may fund, one or more trusts which conform substantially with the terms of the Internal Revenue Service model trust as described in Treasury Revenue Procedure 92-64, 1992-C C.B. 422 and any successor Revenue Procedure.
(c)    Upon a Change of Control, the Company shall establish the trusts referred to in Section 11.5(b), if not already established, and shall contribute to such trusts such amounts so that the aggregate amounts held by such trusts are equal to the aggregate of all of the Plan's Participants' Account balances, including any unvested portions thereof, as of the date of the Change of Control .
(d)    This Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for Directors and a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA ("a Top-Hat Plan"). In the event (a) of any change in law or interpretation thereof which the Committee determines, in its discretion, will cause the Plan to fail to qualify as a Top-Hat Plan or (b) if at any time any Employee Participant is finally determined by the Internal Revenue Service or the U.S. Department of Labor not to qualify as a member of a select group of "management or highly compensated employees" as such term is used in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee may, in its sole discretion, terminate the participation of such Participants as it deems necessary to preserve or restore the Plan's status, and may take such other action, if necessary to preserve or restore the Plan's status as a Top-Hat Plan. A final determination of the Internal Revenue Service or the U.S. Department of Labor shall be a decision rendered by the Internal Revenue Service or the U.S. Department of Labor which is no longer subject to administrative appeal within such agency.”

3.	A new Section 11.10 is added to provide as follows:

“11.10    Claims Procedures.

(a)    If a Participant or beneficiary (the “Claimant”) believes that he or she is entitled to a payment under the Plan that is not provided, the Claimant or his or her legal representative shall file a written claim for such payment with the Committee or the Board, if the Board is then empowered to make determinations regarding the Plan under Section 3.2 (the “Administrator”). Such claim shall be filed no later than 90 days following the latest date on which the payment should have been made. The Administrator shall review the claim within 60 days following the date of receipt of the claim. If the Claimant's claim is denied in whole or part, the Administrator shall provide written notice to the Claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan's review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(b)    The Claimant has the right to appeal the Administrator's decision by filing a written appeal to the Administrator within 60 days after claimant's receipt of the decision or deemed denial, but in order to avoid penalties under Code Section 409A, no later than 180 days after the latest date the payment at issue should have been made. The Claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant's appeal. The Claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within 60 days after receiving the Claimant's written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator's control, in which event the Administrator shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the Claimant's appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant's claim; and a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA.

(c)    If the Administrator fails to render a decision on a Claimant's initial claim for benefits under the Plan or the Administrator fails to render a decision on the Claimant's subsequent appeal of the Administrator's decision, such claim or appeal will be deemed to be denied.”

4.	In all other respects, the Plan is confirmed and ratified.

IN WITNESS WHEREOF, this Third Amendment is made this 13th day of June, 2011

REGENCY CENTERS CORPORATION

By:    /s/ J. Christian Leavitt
Name:    J. Christian Leavitt
Title:    Senior Vice President